Exhibit 99.1

News Release

225 West Wacker Drive	Telephone:	+1 312-696-6000
Chicago	Facsimile:	+1 312-696-6009
Illinois 60606

Contact:

Media: Margaret Kirch Cohen, 312-696-6383, margaret.cohen@morningstar.com or Alexa Auerbach, 312-696-6481, alexa.auerbach@morningstar.com.

Investors may submit questions to investors@morningstar.com or by fax to 312-696-6009.

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports Second-Quarter 2007 Financial Results

CHICAGO, Aug. 2, 2007—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced its second-quarter 2007 financial results. The company reported consolidated revenue of $109.7 million in the second quarter of 2007, a 44% increase from revenue of $76.3 million in the second quarter of 2006. Morningstar’s second-quarter results included $13.0 million in revenue from acquisitions completed during the previous 12 months. Consolidated operating income was $28.4 million in the second quarter of 2007, an increase of 63%, compared with $17.5 million in the second quarter of 2006. Morningstar’s net income was $18.3 million in the second quarter of 2007, or 38 cents per diluted share, compared with $11.2 million, or 24 cents per diluted share, in the second quarter of 2006.

Morningstar acquired Standard & Poor’s mutual fund data business on March 16, 2007, and the second-quarter results include revenue from this new business. Excluding acquisitions and the impact of foreign currency translations, Morningstar’s revenue increased approximately 26% in the second quarter of 2007. Foreign currency translations had a positive impact of $0.6 million in the quarter. Revenue excluding acquisitions and foreign currency translations (organic revenue) is a non-GAAP measure; the accompanying financial tables contain a reconciliation to consolidated revenue.

In the first six months of 2007, revenue increased $58.8 million, or 40%, to $205.1 million, compared with $146.3 million in the same period a year ago. Revenue for the first half of the year included $25.2 million from acquisitions. Consolidated operating income increased 43% to $52.5 million in the first six months of

2007, compared with $36.7 million in the first half of 2006. Net income was $34.1 million, or 71 cents per diluted share, in the first half of 2007, compared with $24.6 million, or 53 cents per diluted share, in the same period in 2006.

Joe Mansueto, chairman and chief executive officer of Morningstar, said, “We had a strong quarter with solid organic growth as well as growth from acquisitions. This was the first full quarter to include our acquisition of Standard & Poor’s global fund data business. We’ve completed our integration of S&P data, and more than 500 publications and Web sites around the world regularly use Morningstar as their source of investment information.

“From a product standpoint, our Investment Consulting business, including funds-of-funds investment management—one of our key growth strategies—continues to drive our revenue growth. We now have more than $81 billion in assets under advisement, nearly double last year’s level. Advisor Workstation was the second-largest contributor to our organic revenue increase, followed by Licensed Data, Morningstar.com, and Morningstar Direct. Finally, after we acquired S&P’s fund data business and paid our annual bonuses in the first quarter, we still ended the quarter with nearly $161 million in cash and investments.”

Key Business Drivers

Revenue:  In the second quarter of 2007, revenue in the Individual segment grew 25% compared with the second quarter of 2006; 12 percentage points of this increase came from acquisitions. Revenue in the Advisor segment rose 24%, with 7 percentage points of the increase coming from acquisitions. Institutional segment revenue increased 68%, of which 26 percentage points came from acquisitions.

Revenue from international operations was $23.1 million in the second quarter of 2007, an increase of 143% from the same period a year ago. International revenue included $10.8 million from acquisitions, primarily from the acquisition of Standard & Poor’s fund data business. Excluding the impact of acquisitions and foreign currency translations, international revenue grew approximately 23% in the second quarter of 2007, compared with the prior-year period. For the first six months of 2007, international revenue rose 116% compared with the prior-year period, primarily because of the acquisitions of Standard & Poor’s fund data business and Aspect Huntley. International revenue excluding acquisitions and foreign currency translations is a non-GAAP measure; the accompanying financial tables contain a reconciliation to international revenue.

Operating Income:  Consolidated operating income was $28.4 million in the second quarter of 2007, a 63% increase from the same period in 2006. Operating expense rose $22.4 million, or 38%, in the second quarter of 2007, with more than half of the increase coming from higher compensation costs. Compensation-related expense, excluding bonuses, rose $8.6 million, with the majority of the increase coming from acquired businesses. Bonus expense increased $3.8 million in the quarter. Another major contributor to the higher operating expense was an increase in general and administrative expense related to temporary transition costs associated with the newly acquired Standard & Poor’s operations, primarily in Europe. Worldwide headcount grew to approximately 1,620 employees as of June 30, 2007, compared with 1,270 as of June 30, 2006. This growth primarily reflects employees from acquisitions and continued hiring in the company’s development center in China.

Because of the timing of acquisitions made during the past 12 months, Morningstar had additional expenses in the second quarter of 2007 that did not exist in the same period in 2006. These expenses include amortization of intangible assets related to acquisitions, which contributed $1.5 million to the operating expense increase in the quarter.

The company’s operating margin was 25.9% in the second quarter of 2007, compared with 22.9% in the same period in 2006. In the first six months of 2007, operating margin was 25.6%, compared with 25.1% in the first six months of 2006. For the first half of 2007, operating margin was affected by lower margins in some acquired businesses as well as temporary transition costs related to the acquired Standard & Poor’s operations.

Free Cash Flow:  Morningstar generated free cash flow of $32.2 million in the second quarter of 2007, reflecting cash provided by operating activities of $36.1 million and capital expenditures of approximately $3.9 million. Cash flow from operations increased $6.6 million, primarily from the positive impact of net income (adjusted for non-cash items) and increases in accrued expenses. Strong cash collections also contributed to the growth in second-quarter cash flow from operations. A $13.8 million increase in income tax payments partially offset these positive cash flow items. In 2006, cash flow from operations reflected a $13.0 million cash tax benefit received from the Ibbotson acquisition, which resulted in lower tax payments. Because this was a one-time benefit in 2006, income tax payments increased in 2007. Capital expenditures in the quarter increased $2.7 million primarily because of expenses related to office space build-outs in several locations.

In the first six months of 2007, Morningstar generated free cash flow of $38.6 million, reflecting cash provided by operating activities of $44.5 million and capital expenditures of $5.9 million. Cash flow from operations in the first six months of 2007 increased by $5.1 million, primarily because of the increase in net income (adjusted for non-cash items) and increases in accrued expenses, partially offset by higher income tax and bonus payments. Bonuses paid in the first half of 2007 were $12.8 million higher than in the prior-year period because of strong company performance and incremental bonuses for businesses acquired during 2006. Free cash flow is a non-GAAP measure; the accompanying financial tables contain a reconciliation to cash provided by or used for operating activities. Morningstar defines free cash flow as cash provided by or used for operating activities less capital expenditures.

As of June 30, 2007, Morningstar had cash, cash equivalents, and investments of $160.8 million, compared with $121.8 million as of March 31, 2007, and $163.8 million as of Dec. 31, 2006.

Business Segment Performance

Individual Segment:  The largest product in this segment based on revenue is the company’s U.S.-based Web site for individual investors, Morningstar.com®. The Individual segment also includes Morningstar® Equity Research and several print and online publications.

•                  Revenue was $24.2 million in the second quarter of 2007, a 25% increase from $19.4 million in the second quarter of 2006.

•                  Acquisitions contributed revenue of $2.4 million to the Individual segment in the second quarter, the majority of which was from Aspect Huntley.

•                  Morningstar.com, including Premium Membership and Internet advertising sales, drove most of the increase in organic revenue. Equity Research also contributed to the revenue growth. Morningstar retained all six of its contracts for independent equity research associated with the Global Analyst Research Settlement. Most of these contracts, which typically come up for renewal in the second quarter, cover the fourth year of the five-year settlement period.

•                  Operating income was $6.5 million in the second quarter of 2007, a 4% increase from $6.2 million in the prior-year period. Operating expense increased in 2007, primarily because of the Aspect Huntley acquisition and higher bonus expense.

•                  Operating margin was 26.7% in the second quarter of 2007, compared with 32.1% in the second quarter of 2006. Approximately half of the margin decrease was due to the Aspect Huntley acquisition and the remainder was driven by higher compensation expense as a percentage of revenue.

Advisor Segment:  The largest products in this segment based on revenue are Morningstar® Advisor WorkstationSM, Morningstar® Principia®, and Morningstar® Managed PortfoliosSM.

•                  Revenue was $30.2 million in the second quarter of 2007, a 24% increase from $24.3 million in the same period in 2006.

•                  Acquisitions contributed revenue of $1.7 million to the Advisor segment in the second quarter, the majority of which reflects new revenue from Standard & Poor’s fund data business.

•                  Morningstar Advisor Workstation drove most of the growth in organic revenue. Total licenses for Morningstar Advisor Workstation in the United States increased to 163,813 as of June 30, 2007, compared with 127,057 in the prior-year period. Morningstar Managed Portfolios was the second-largest contributor to the Advisor segment’s revenue increase. The Financial Communications business, which includes advisor presentation materials (acquired from Ibbotson), the annual Morningstar Investment Conference held in the second quarter, as well as the newly launched Morningstar Advisor magazine, also made a meaningful contribution to revenue growth.

•                  Operating income was $8.0 million in the second quarter of 2007, an increase of 26% compared with $6.4 million in the second quarter of 2006.

•                  Operating margin was 26.6% in the second quarter of 2007, compared with 26.3% in the second quarter of 2006.

Institutional Segment:  The largest products and services in this segment based on revenue are Investment Consulting, Licensed DataSM, Retirement Advice (including Advice by Ibbotson® and Morningstar® Retirement ManagerSM ), Licensed Tools and Content, Morningstar DirectSM, Investment ProfilesTM & Guides, and Morningstar EnCorr®.

•                  Revenue was $57.6 million in the second quarter of 2007, a 68% increase from $34.3 million in the second quarter of 2006.

•                  Acquisitions contributed revenue of $8.9 million to the Institutional segment in the second quarter, primarily from the acquisition of Standard & Poor’s fund data business.

•                  Investment Consulting was the primary contributor to revenue growth, and Licensed Data and Morningstar Direct also made meaningful contributions to organic revenue growth.

•                  Operating income was $17.9 million in the second quarter of 2007, more than double from $7.3 million in the same period in 2006.

•                  Operating margin was 31.0% in the second quarter of 2007, compared with 21.3% in the prior-year period. The majority of the increase was driven by growth in higher-margin services, such as Investment Consulting, but was partially offset by the impact of the Standard & Poor’s fund data business and Aspect Huntley acquisitions.

About Morningstar, Inc.
Morningstar, Inc. is a leading provider of independent investment research in the United States and in major international markets. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on more than 250,000 investment offerings, including stocks, mutual funds, and similar vehicles. The company has operations in 16 countries and minority ownership positions in companies based in three other countries.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements.  In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance, or achievements can be found in Morningstar’s filings with the Securities and Exchange Commission, including Morningstar’s Annual Report on Form 10-K for the year ended Dec. 31, 2006. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement you read in this press release reflects our current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our operations, results of operations, growth strategy, and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Measures

To supplement Morningstar’s consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission:  free cash flow, consolidated revenue excluding acquisitions and foreign currency translations (organic revenue), and international revenue excluding acquisitions and foreign currency translations. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after Morningstar spends money to operate its business. Morningstar uses free cash flow to evaluate the performance of its business. Free cash flow should not be considered an alternative to any measure of performance as promulgated under GAAP (such as cash provided by (used for) operating, investing, and financing activities). For more information on free cash flow, please see the reconciliation from cash provided by operating activities to free cash flow included in the accompanying financial tables.  Morningstar presents consolidated revenue excluding acquisitions and foreign currency translations (organic revenue) and international revenue excluding acquisitions and foreign currency translations because the company believes these non-GAAP measures help investors better compare period-to-period results. For more information, please see the reconciliation provided in the accompanying financial tables.

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© 2007 Morningstar, Inc. All rights reserved.

Morningstar, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Income

	Three months ended June 30			Six months ended June 30
(in thousands, except per share amounts)	2007	2006	change	2007	2006	change
Revenue	$109,685	$76,257	43.8%	$205,132	$146,317	40.2%
Operating expense(1):
Cost of goods sold	29,020	22,052	31.6%	54,875	40,725	34.7%
Development	9,134	7,306	25.0%	17,189	13,397	28.3%
Sales and marketing	16,471	11,880	38.6%	33,200	23,540	41.0%
General and administrative	21,128	13,793	53.2%	37,214	25,825	44.1%
Depreciation and amortization	5,486	3,767	45.6%	10,181	6,173	64.9%
Total operating expense	81,239	58,798	38.2%	152,659	109,660	39.2%
Operating income	28,446	17,459	62.9%	52,473	36,657	43.1%
Operating margin	25.9%	22.9%		25.6%	25.1%
Non-operating income (expense):
Interest income, net	1,437	858	67.5%	3,186	1,917	66.2%
Other expense, net	(69)	(186)	(62.9)%	(305)	(312)	(2.2)%
Non-operating income, net	1,368	672	103.6%	2,881	1,605	79.5%
Income before income taxes, equity in net income of unconsolidated entities, and cumulative effect of accounting change	29,814	18,131	64.4%	55,354	38,262	44.7%
Income tax expense	11,996	7,624	57.3%	22,287	15,222	46.4%
Equity in net income of unconsolidated entities	455	658	(30.9)%	992	1,305	(24.0)%
Income before cumulative effect of accounting change	18,273	11,165	63.7%	34,059	24,345	39.9%
Cumulative effect of accounting change, net of income tax expense of $171(2)	—	—	NMF	—	259	NMF
Net income	$18,273	$11,165	63.7%	$34,059	$24,604	38.4%
Basic income per share:
Basic income per share before cumulative effect of accounting change	$0.43	$0.27	59.3%	$0.80	$0.60	33.3%
Cumulative per share effect of accounting change	—	—	NMF	—	0.01	NMF
Basic net income per share	$0.43	$0.27	59.3%	$0.80	$0.61	31.1%
Diluted income per share:
Diluted income per share before cumulative
effect of accounting change	$0.38	$0.24	58.3%	$0.71	$0.52	36.5%
Cumulative per share effect of accounting change	—	—	NMF	—	0.01	NMF
Diluted net income per share	$0.38	$0.24	58.3%	$0.71	$0.53	34.0%
Weighted average common shares outstanding:
Basic	42,852	40,925		42,632	40,641
Diluted	47,868	46,684		47,758	46,535

	Three months ended June 30		Six months ended June 30
	2007	2006	2007	2006
(1) Includes stock-based compensation expense of:
Cost of goods sold	$513	$285	$851	$557
Development	371	131	624	245
Sales and marketing	412	137	711	263
General and administrative	1,907	1,526	3,351	2,948
Total stock-based compensation expense	$3,203	$2,079	$5,537	$4,013

(2)   Relates to adoption of Statement of Financial Accounting Standards No. 123(R).

NMF — Not meaningful, pp — percentage points

Morningstar, Inc. and Subsidiaries
Operating Expense as a Percentage of Revenue

	Three months ended June 30				Six months ended June 30
	2007	2006	change		2007	2006	change

Revenue	100.0%	100.0%	—		100.0%	100.0%	—
Operating expense:(1)
Cost of goods sold	26.5%	28.9%	(2.4	)pp	26.8%	27.8%	(1.0	)pp
Development	8.3%	9.6%	(1.3	)pp	8.4%	9.2%	(0.8	)pp
Sales and marketing	15.0%	15.6%	(0.6	)pp	16.2%	16.1%	0.1	pp
General and administrative	19.3%	18.1%	1.2	pp	18.1%	17.7%	0.4	pp
Depreciation and amortization	5.0%	4.9%	0.1	pp	5.0%	4.2%	0.8	pp
Total operating expense(2)	74.1%	77.1%	(3.0	)pp	74.4%	74.9%	(0.5	)pp
Operating margin	25.9%	22.9%	3.0	pp	25.6%	25.1%	0.5	pp

	Three months ended June 30				Six months ended June 30
	2007	2006	change		2007	2006	change
(1) Includes stock-based compensation expense of:
Cost of goods sold	0.5%	0.3%	0.2	pp	0.4%	0.4%	—
Development	0.3%	0.2%	0.1	pp	0.3%	0.1%	0.2	pp
Sales and marketing	0.4%	0.2%	0.2	pp	0.3%	0.2%	0.1	pp
General and administrative	1.7%	2.0%	(0.3	)pp	1.6%	2.0%	(0.4	)pp
Total stock-based compensation expense(2)	2.9%	2.7%	0.2	pp	2.7%	2.7%	—

(2) Sum of percentages may not equal total because of rounding.

Morningstar, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended June 30		Six months ended June 30
($000)	2007	2006	2007	2006

Operating activities
Net income	$18,273	$11,165	$34,059	$24,604
Adjustments to reconcile net income to net cash flows from operating activities:
Cumulative effect of accounting change	—	—	—	(259)
Depreciation and amortization	5,486	3,767	10,181	6,173
Deferred income tax benefit	(994)	(152)	(1,698)	(717)
Stock-based compensation expense	3,203	2,079	5,537	4,013
Equity in net income of unconsolidated entities	(455)	(658)	(992)	(1,305)
Excess tax benefits from stock option exercises and vesting of restricted stock units	(4,879)	(3,819)	(7,011)	(6,508)
Other, net	(86)	719	(49)	816
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	2,126	(1,872)	(5,456)	(2,758)
Other assets	(374)	(695)	869	455
Accounts payable and accrued liabilities	966	2,174	3,228	(245)
Accrued compensation	13,402	7,016	(12,891)	(7,174)
Deferred revenue	2,368	2,600	13,389	8,425
Income taxes payable	(1,254)	7,200	7,203	13,467
Other liabilities	(1,670)	(12)	(1,873)	442
Cash provided by operating activities	36,112	29,512	44,496	39,429
Investing activities
Purchases of investments	(16,782)	(11,733)	(40,243)	(37,783)
Proceeds from sale of investments	12,675	8,077	42,220	60,454
Capital expenditures	(3,898)	(1,164)	(5,888)	(2,023)
Acquisitions, net of cash acquired	(2,933)	(89)	(55,063)	(86,363)
Other, net	—	6	(3)	(294)
Cash used for investing activities	(10,938)	(4,903)	(58,977)	(66,009)
Financing activities
Proceeds from stock option exercises	4,112	6,253	5,686	10,847
Excess tax benefits from stock option exercises and vesting of restricted stock units	4,879	3,819	7,011	6,508
Cash provided by financing activities	8,991	10,072	12,697	17,355
Effect of exchange rate changes on cash and cash equivalents	595	188	622	117
Net increase (decrease) in cash and cash equivalents	34,760	34,869	(1,162)	(9,108)
Cash and cash equivalents — Beginning of period	60,218	48,390	96,140	92,367
Cash and cash equivalents — End of period	$94,978	$83,259	$94,978	$83,259

Reconciliation from cash provided by operating activities to free cash flow (a non-GAAP measure):

	Three months ended June 30		Six months ended June 30
($000)	2007	2006	2007	2006
Cash provided by operating activities	$36,112	$29,512	$44,496	$39,429
Less: Capital expenditures	(3,898)	(1,164)	(5,888)	(2,023)
Free cash flow	$32,214	$28,348	$38,608	$37,406

Morningstar, Inc. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets

	June 30,	December 31,
($000)	2007	2006

Assets
Current assets:
Cash and cash equivalents	$94,978	$96,140
Investments	65,767	67,611
Accounts receivable, net	79,648	65,176
Other	8,856	8,557
Total current assets	249,249	237,484

Property and equipment, net	17,656	15,869
Investments in unconsolidated entities	19,042	18,659
Goodwill	122,780	86,680
Intangible assets, net	103,878	72,841
Deferred tax asset, net	16,954	13,789
Other assets	2,324	2,516
Total assets	$531,883	$447,838

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$30,051	$21,014
Accrued compensation	34,580	40,856
Income tax payable	1,786	1,620
Deferred revenue	132,569	100,525
Deferred tax liability, net	—	1,266
Other	1,800	2,182
Total current liabilities	200,786	167,463

Accrued compensation	7,593	7,591
Other long-term liabilities	3,203	3,361
Total liabilities	211,582	178,415
Total shareholders’ equity	320,301	269,423
Total liabilities and shareholders’ equity	$531,883	$447,838

Morningstar, Inc. and Subsidiaries
Segment Information

	Three months ended June 30				Six months ended June 30
($000)	2007	2006	change		2007	2006	change

Revenue
Individual	$24,169	$19,375	24.7%		$48,230	$38,503	25.3%
Advisor	30,209	24,321	24.2%		56,186	46,071	22.0%
Institutional	57,554	34,296	67.8%		104,906	64,868	61.7%
Eliminations	(2,247)	(1,735)	29.5%		(4,190)	(3,125)	34.1%
Consolidated revenue	$109,685	$76,257	43.8%		$205,132	$146,317	40.2%

Revenue—U.S.	$86,538	$66,724	29.7%		$166,399	$128,362	29.6%
Revenue—International	$23,147	$9,533	142.8%		$38,733	$17,955	115.7%

Revenue—U.S. (percentage of consolidated revenue)	78.9%	87.5%	(8.6	)pp	81.1%	87.7%	(6.6	)pp
Revenue—International (percentage of consolidated revenue)	21.1%	12.5%	8.6	pp	18.9%	12.3%	6.6	pp

Operating income (loss)(1)
Individual	$6,465	$6,222	3.9%		$11,793	$11,784	0.1%
Advisor	8,024	6,395	25.5%		14,890	12,477	19.3%
Institutional	17,868	7,318	144.2%		32,791	16,013	104.8%
Corporate items and eliminations	(3,911)	(2,476)	58.0%		(7,001)	(3,617)	93.6%
Consolidated operating income	$28,446	$17,459	62.9%		$52,473	$36,657	43.1%

Operating margin(1)
Individual	26.7%	32.1%	(5.4	)pp	24.5%	30.6%	(6.1	)pp
Advisor	26.6%	26.3%	0.3	pp	26.5%	27.1%	(0.6	)pp
Institutional	31.0%	21.3%	9.7	pp	31.3%	24.7%	6.6	pp
Consolidated operating margin	25.9%	22.9%	3.0	pp	25.6%	25.1%	0.5	pp

(1) Includes stock-based compensation expense allocated to each segment.

Morningstar, Inc. and Subsidiaries
Supplemental Data

	As of June 30
	2007	2006	% change
Our employees
Worldwide headcount (approximate)	1,620	1,270	27.6%
Number of U.S. stock analysts	96	88	9.1%
Number of worldwide stock analysts	113	90	25.6%
Number of U.S. fund analysts	25	27	(7.4)%
Number of worldwide fund analysts	53	50	6.0%

Our business
Morningstar.com Premium subscriptions	173,974	160,100	8.7%
Registered users for Morningstar.com (U.S.)	5,106,501	4,590,695	11.2%
U.S. Advisor Workstation licenses	163,813	127,057	28.9%
Principia subscriptions	49,486	48,542	1.9%
Morningstar Direct licenses	1,684	1,170	43.9%
Assets under management for Morningstar Managed Portfolios	$2.1 bil	$1.5 bil	40.0%
Assets under management for managed retirement accounts	$11.6 bil	$6.1 bil	90.2%
Morningstar Associates	$0.9 bil	$0.4 bil	125.0%
Ibbotson Associates	$10.7 bil	$5.7 bil	87.7%
Assets under advisement for Investment Consulting	$81.5 bil	$41.0 bil	98.8%
Morningstar Associates	$49.8 bil	$31.1 bil	60.1%
Ibbotson Associates	$31.7 bil	$9.9 bil	220.2%

	Three months ended June 30		Six months ended June 30
($000)	2007	2006	2007	2006
Effective income tax expense rate
Income before income taxes, equity in net income of unconsolidated entities, and cumulative effect of accounting change	$29,814	$18,131	$55,354	$38,262
Equity in net income of unconsolidated entities	455	658	992	1,305
Total	$30,269	$18,789	$56,346	$39,567
Income tax expense	$11,996	$7,624	$22,287	$15,222
Effective income tax expense rate	39.6%	40.6%	39.6%	38.5%

Morningstar, Inc. and Subsidiaries
Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures

Reconciliation from consolidated revenue to revenue excluding acquisitions and foreign currency translations (organic revenue):

	Three months ended June 30			Six months ended June 30
($000)	2007	2006	% change	2007	2006	% change

Consolidated revenue	$109,685	$76,257	43.8%	$205,132	$146,317	40.2%
Less: acquisitions	(13,002)	—	NMF	(25,156)	—	NMF
Less: impact of foreign currency	(552)	—	NMF	(949)	—	NMF
Revenue excluding acquisitions and foreign currency translations	$96,131	$76,257	26.1%	$179,027	$146,317	22.4%

Reconciliation from international revenue to international revenue excluding acquisitions and foreign currency translations:

	Three months ended June 30			Six months ended June 30
($000)	2007	2006	% change	2007	2006	% change

International revenue	$23,147	$9,533	142.8%	$38,733	$17,955	115.7%
Less: acquisitions	(10,828)	—	NMF	(15,975)	—	NMF
Less: impact of foreign currency	(552)	—	NMF	(949)	—	NMF
International revenue excluding acquisitions and foreign currency translations	$11,767	$9,533	23.4%	$21,809	$17,955	21.5%

Revenue from Acquisitions

Morningstar includes revenue of acquired businesses in its financial results from the date of acquisition. As a result, revenue from acquisitions represents incremental revenue (compared with the same periods in 2006) from the following acquisitions, which occurred in 2006 and 2007:

Acquisition	2007 Revenue from Acquisitions
Ibbotson Associates, Inc.	January and February 2007
Aspect Huntley Pty Limited	January through June 2007
Hedge fund and separate account database division of InvestorForce, Inc.	January through June 2007
Standard & Poor’s fund data business	March 16, 2007 through June 30, 2007